UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
RULE 14A-6(E)(2)).
[ ] Definitive Proxy Statement.
[X] Definitive Additional Materials.
[ ] Soliciting Material Pursuant to ss.240.14a-12.

MADISON STRATEGIC SECTOR PREMIUM FUND
(Names of Registrant As Specified in its Charter)

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MADISON STRATEGIC SECTOR PREMIUM FUND
Annual Meeting August 22, 2017
Vote Today to Protect Your Investment!
Two of the world’s leading independent proxy advisory firms recommend you vote FOR our Trustees and AGAINST shareholder proposals 2 & 3.

Dear Fellow Shareholders,

We have sent you proxy materials informing you that an activist shareholder, Karpus, wants to disrupt your fund, the Madison Strategic Sector Premium Fund (MSP), at the upcoming shareholder annual meeting.

We are contacting you again to urge you to return the enclosed WHITE proxy card, voting FOR the re-election of our two experienced trustees and voting AGAINST activist shareholder proposals 2 and 3, which we firmly believe would damage or destroy your fund.

Two of the world’s leading independent proxy advisory firms, Institutional Shareholder Services, Inc. (ISS) and Glass Lewis (GL), recommend investors support ALL of Management’s recommendations and reject those of the activist:

•
ISS supports Management given MSP’s “recent superior performance” and that “maintaining the current MSP board is justified given the fund’s Total Shareholder Return outperformance and narrowing discount,” and that “terminating the fund’s investment adviser would raise expenses.”*

•
GL noted that “the trustee candidates selected by Karpus appear relatively ill-suited for the particular challenges and opportunities facing MSP at this time,” and believes “investors would be best suited rejecting the Karpus agenda.”*

Stable, experienced leadership; consistent, above average returns, and dividends you can rely on. To protect your investment, it is critical that you vote the enclosed WHITE proxy card FOR our Trustee nominees and AGAINST proposals 2 and 3.

If you have already voted the WHITE Proxy Card – thank you! You do not need to take further action.

Sincerely,

/s/ James R. Imhoff, Jr.
James R. Imhoff, Jr.
Independent Trustee

*Permission was neither sought nor obtained from ISS or GL for using excerpts from their reports. Emphasis added on excerpts.

Vote the Enclosed WHITE Proxy Card Today!

For assistance on how to vote or any questions regarding the proposals, please contact the
Fund at 1-800-767-0300 or our proxy solicitor, Alliance Advisors, LLC at 1-855-976-3331.